Exhibit 16.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

October 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the disclosures set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Current Report on Form 8-K, dated October 9, 2026 (the “Current Report”) of Verde Resources Inc. and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Very truly yours,

/s/ J&S Associate PLT